Exhibit 99.1

AT THE COMPANY

AT FRB|Weber Shandwick

John Wille — Vice President & CFO	Alison Ziegler - General Information
201-337-9000	212-445-8432

FOR IMMEDIATE RELEASE

RUSS BERRIE AND COMPANY, INC. REPORTS FOURTH QUARTER AND YEAR END RESULTS

Oakland, N.J. — February 11, 2004 — RUSS BERRIE AND COMPANY, INC. (NYSE: RUS) today reported results for its fourth quarter and year ended December 31, 2003.  Consolidated net sales for the fourth quarter of 2003 increased 6.3% to $87.1 million compared to $82.0 million for the fourth quarter of the prior year.  The increase in net sales was primarily attributable to the increase in net sales of Sassy, Inc., acquired in July 2002, and the Company’s international business which benefited from favorable foreign exchange rates of approximately $4.0 million in the fourth quarter.

Net sales in the Company’s core business segment increased 2.1% to $70.0 million in the fourth quarter of 2003 compared to $68.6 million in the year ago period primarily due to international sales growth and the effect of changes in foreign currency exchange rates in the Company’s international operations, offset, in part, by the sales decline in the Company’s United States operations.  Net sales in the Company’s non-core business segment increased 27.5% to $17.1 million in the fourth quarter of 2003 compared to $13.4 million in the year ago period as a result of increased sales from Sassy, Inc.

Consolidated net income for the fourth quarter of 2003 was $9.0 million, or $0.43 per diluted share, compared to $11.7 million, or $0.57 per diluted share, in the fourth quarter of 2002, a decrease of 24.6% per diluted share.  The decrease was principally due to the decline in net income of the Company’s core business segment as a result of decreased sales in the Company’s United States operations, increased selling, general and administrative expenses and lower investment and other income, offset, in part, by the increased net sales and gross profit in the non-core business and international sales growth in the core business. The increase in selling, general and administrative expenses was primarily the result of a $2.5 million increase in litigation reserve ($0.09 per diluted share), an additional $1.0 million restructuring charge to that reported in the third quarter of 2003  ($0.04 per diluted share) and higher system-related spending offset, in part, by lower spending in the Company’s core business.

For the year ended December 31, 2003, consolidated net sales increased 2.6% to $329.7 million compared to consolidated net sales of $321.4 million in 2002.  The increase in net sales was primarily attributable to the increase in sales in the Company’s non-core business primarily generated by Sassy, Inc. offset by the net sales decrease in the Company’s core segment which benefited from favorable foreign exchange rates of approximately $11.4 million for 2003.

Consolidated net income for the year ended December 31, 2003 was $34.7 million, or $1.68 per diluted share, compared to $46.0 million, or $2.24 per diluted share, in the year ago period, a decrease of 25.0% per diluted share.  Selling, general and administrative expenses increased 9.6% to $132.7 million compared to $121.2 million last year.  Excluding the year over year impact of Sassy, selling, general and administrative expenses increased by $5.3 million due primarily to the increased litigation reserve referred to above ($0.09 per diluted share) and the aggregate $2.3 million restructuring charge ($0.08 per diluted share).

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Russ Berrie and Company, Inc.

Angelica Berrie, Chief Executive Officer, commented, “During the fourth quarter our results continued to be impacted by the uncertain and changing retail environment.  As a result, we took several additional actions to reduce overhead to appropriately support our current business levels, resulting in the additional restructuring charge of $1.0 million in the quarter.  Savings from these actions and the previously announced restructuring in the third quarter are currently estimated to be approximately $4.0 million annually.”

Ms. Berrie concluded, “We are taking important steps to position the Company for the future. They include, product innovation, introduction of new product, repositioning of the sales force and addressing new channels of distribution. Our international business and Sassy continue to represent growth opportunities as indicated by their recent results.”

The Company is not providing guidance for 2004 at this time.

Russ Berrie and Company will hold a conference call on Thursday, February 12, 2004 at 10:00 AM ET to discuss its financial results. Interested parties are invited to listen to the call live over the Internet at http://www.viavid.com.  A replay of the call will also be available on this website.

As previously reported, the Board of Directors is continuing to explore various strategic alternatives that may be available to the Company.  At this time, there can be no assurance as to when or if these efforts will lead to a transaction.

Russ Berrie and Company, Inc. and its wholly-owned subsidiaries design, develop and distribute approximately 8,000 gift, home decor, infant and juvenile products to retailers worldwide.  These products include teddy bears and other stuffed animals, baby gifts, soft baby toys, bibs, mobiles and developmental toys.  Also in the Company’s product line are picture frames, candles, figurines, home decor gifts, home fragrance products and a wide variety of seasonal and everyday gifts.

Note:  This News Release contains certain forward-looking statements.  Additional written and oral forward-looking statements may be made by the Company from time to time in Securities and Exchange Commission (SEC) filings and otherwise.  The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements. These statements may be identified by the use of forward-looking words or phrases including, but not limited to, “anticipate”, “believe”, “expect”, “intend”, “may”, “planned”, “potential”, “should”, “will” or “would”.  The Company cautions readers that results predicted by forward-looking statements, including, without limitation, those relating to the Company’s future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements.  Specific risks and uncertainties include, but are not limited to, the Company’s ability to continue to manufacture its products in the Far East, the seasonality of revenues, the actions of competitors, ability to increase production capacity, price competition, the effects of government regulation, results of any enforcement action by the People’s Republic of China (“PRC”) authorities with respect to the Company’s PRC operations, the resolution of various legal matters, possible delays in the introduction of new products, customer acceptance of products, issues related to the Company’s new business ventures, changes in foreign currency exchange rates, issues related to the Company’s computer systems, the current and future outlook of the global retail market, and other factors.

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RUSS BERRIE AND COMPANY, INC.

FINANCIAL SUMMARY

(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002

Net sales	$87,121	$81,971	$329,687	$321,355
Cost of sales	42,021	38,399	154,639	145,050
Gross profit	45,100	43,572	175,048	176,305
Selling, general and administrative expenses	34,715	30,642	132,747	121,167
Investment and other income — net	1,728	2,725	6,131	8,500
Income before provision for income taxes	12,113	15,655	48,432	63,638
Provision for income taxes	3,136	3,943	13,703	17,618
Net income	$8,977	$11,712	$34,729	$46,020
Net income per share
Basic	$0.43	$0.57	$1.69	$2.25
Diluted	$0.43	$0.57	$1.68	$2.24
Weighted average shares
Basic	20,649,000	20,478,000	20,599,000	20,421,000
Diluted	20,745,000	20,578,000	20,697,000	20,536,000

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RUSS BERRIE AND COMPANY, INC.

SELECTED BALANCE SHEET DATA

(Unaudited)

(Dollars in thousands)

	December 31, 2003	December 31, 2002

Cash, cash equiv., marketable securities and other investments	$232,050	$225,751
Accounts receivable — net	82,795	73,938
Inventories — net	51,921	44,749
Other current assets	11,150	11,444
Property, plant and equipment and other assets	82,123	74,570
Total assets	$460,039	$430,452

Current liabilities	$44,564	$41,561
Shareholders’ equity	415,475	388,891
Total liabilities and shareholders’ equity	$460,039	$430,452

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